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                                  EXHIBIT 99(a)

                                NOTICE OF SPECIAL
                             MEETING OF SHAREHOLDERS
                              OF WESTERN BANCSHARES

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                     WESTERN BANCSHARES OF ALBUQUERQUE, INC.
                               505 MARQUETTE N.W.
                          ALBUQUERQUE, NEW MEXICO 87102



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _____________, 1999




To the Shareholders of Western Bancshares of Albuquerque, Inc.:

     A Special Meeting of the holders of common stock of Western Bancshares of Albuquerque, Inc., a New Mexico corporation ("Western Bancshares"), will be held at ______ local time, on ______________ at the corporate offices of Western Bancshares located at 505 Marquette N.W., Albuquerque, New Mexico 87102. At the Special Meeting, the holders of Western Bancshares common stock will consider and vote upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 23, 1999, as amended, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Western Acquisitions, Inc., a New Mexico corporation and wholly owned subsidiary of Compass ("Merger Sub"), and Western Bancshares, providing for, among other things, the merger ("Merger") of Merger Sub with and into Western Bancshares and, in connection therewith, the receipt by the holders of Western Bancshares common stock of shares of Compass common stock; and

     2. Such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of Western Bancshares has fixed the close of business on __________, 1999 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of Western Bancshares during normal business hours by any holder of Western Bancshares common stock, for any purpose relevant to the Special Meeting, for a period of ten days prior to the Special Meeting.

     THE BOARD OF DIRECTORS OF WESTERN BANCSHARES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT. The affirmative vote of the holders of a majority of the outstanding shares of Western Bancshares common stock entitled to vote thereon is required to approve the Merger and the related Merger Agreement. If you fail to vote, the effect will be a vote against the Merger and the Merger Agreement.

     Holders of Western Bancshares common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                               By order of the Board of Directors,


                               David E. Wintermute
                               Corporate Secretary



Albuquerque, New Mexico
_______________, 1999